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                                                                       Exhibit 5


                                 June 15, 1998



SEEQ Technology Incorporated
47200 Bayside Parkway
Fremont, California 94538

               Re: SEEQ Technology Incorporated Registration Statement for Offering of an Aggregate of 1,200,000 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,000,000 shares of Common Stock under the Company's Restated 1982 Stock Option Plan, (the "1982 Plan"),
(ii) 100,000 shares under the 1989 Nonemployee Director Stock Option Plan, (the "Director Plan"), and (iii) 100,000 shares under the Restated Periodic Purchase Plan, (the "Purchase Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1982 Plan, the Director Plan and the Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


               Very truly yours,


               /s/Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP